Exhibit 10.4

Invesco Ltd.

Compensation Arrangements for Members of the Board of Directors

The Compensation Committee has approved the following fee arrangements for non-executive directors who serve during 2008:

Basic Fee —For 2008, non-executive directors (other than the Chairman of the Board) will receive an annual basic fee in the amount of $120,000.

Chairman Fee — In lieu of the above, the Chairman of the Board will receive an annual fee of $400,000.

Audit Committee Chairman— The chairman of the Audit Committee will receive an additional fee of

$25,000.

Compensation and Nomination and Corporate Governance Committees — The chairman of the Compensation

Committee and the chairman of the Nomination and Corporate Governance Committee will each receive an additional fee of $15,000.

Director Fees Paid in Shares —Each non-executive director will also receive an award of shares in the aggregate amount of $70,000. Such shares will be paid in four quarterly installments of $17,500, each of which will be paid on the second business day following the public announcement of the company’s quarterly earnings results for the year. The number of shares awarded each quarter will be computed based on the New

York Stock Exchange closing price of Invesco common shares on such date. Such shares may not be sold or otherwise disposed of during the period of the recipient’s service on the Board.